EXHIBIT 99.1

FOR FURTHER INFORMATION: AT THE COMPANY: Ted Dosch Chief Financial Officer (224) 521-4281	AT FTI: Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER NET INCOME FROM

CONTINUING OPERATIONS OF $1.62 PER DILUTED SHARE, INCLUDING $0.25 PER

DILUTED SHARE FROM A NET TAX BENEFIT, ON SALES OF $1.52 BILLION

GLENVIEW, IL, April 24, 2012 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the first quarter ended March 30, 2012.

➢	Sales increased 4 percent from the prior year period to $1.52 billion

➢	Operating income increased 12 percent year-on-year, or 5 percent after excluding the impact of the restructuring charge in the prior year quarter

➢	Diluted earnings per share increased 43 percent year-on-year. After excluding the impact of the restructuring charge of $0.09 per diluted share in the prior year quarter and the net tax benefit of $0.25 per diluted share in the current period, earnings per share increased from $1.22 to $1.37, or 12 percent

Financial Results From Continuing Operations (excluding the Aerospace Hardware results)

(In millions, except per share amounts)

	Three Months Ended
	Mar. 30, 2012	Apr. 1, 2011	Percent Change
Net Sales	$1,522.7	$1,470.8	4%
Operating Income	$86.7	$77.5	12%
Net Income	$55.6	$40.9	36%
Diluted Earnings Per Share	$1.62	$1.13	43%
Diluted Weighted Shares	34.3	36.1	-5%

First Quarter Highlights

•	Sales of $1.52 billion increased 4 percent compared to sales of $1.47 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:

•	$14.6 million from the unfavorable effects of copper pricing

•	$12.2 million of unfavorable foreign exchange effects

Exclusive of the above items, sales increased by 5 percent organically.

•

First quarter operating income of $86.7 million improved by 12 percent compared to $77.5 million in the year ago quarter. The operating profit in the prior year quarter included a European restructuring charge of $5.3 million. Excluding this charge, operating income increased by 5 percent.

•

Operating margin in the current quarter was 5.7 percent compared to 5.3 percent in the year ago quarter. Excluding the prior year restructuring charge outlined above, operating margin improvement in the current year period would have been 10 basis points.

•

Other, net expense in the current quarter of $3.1 million increased by $3.8 million from Other, net income of $0.7 million in the year ago quarter. The current quarter includes interest and penalties of $1.7 million, or $0.03 per diluted share, for tax liabilities related to prior years. Foreign exchange losses account for the majority of the remaining increase.

•

During the current quarter, the company recorded a tax benefit of $9.7 million, or $0.28 per diluted share, primarily related to the reversal of deferred income tax valuation allowances in certain foreign jurisdictions. As a result, the tax rate in the current quarter was 22.3 percent. Excluding the impact of the tax benefit, the current quarter tax rate was 35.8 percent. This compares to a tax rate of 37.5 percent in the year ago quarter.

•

Net income from continuing operations of $55.6 million, or $1.62 per diluted share, improved by 43 percent compared to $40.9 million, or $1.13 per share, reported in the year ago quarter. Excluding the impact of the tax benefit and the interest and penalties related to prior years’ tax liabilities (together the “Net Tax Benefit”) in the current quarter and the restructuring charge in the prior year quarter, net income from continuing operations in the first quarter was $47.0 million or $1.37 per diluted share compared to $44.2 million or $1.22 per diluted shared in the prior year quarter. With these adjustments, net income increased by 6 percent and earnings per diluted share improved by 12 percent over the prior year quarter.

•

Cash flow used in operations, including discontinued operations, was $65 million as compared to a usage of $6 million in the year ago quarter. The higher cash usage in the quarter was primarily due to a change in working capital requirements compared to the prior year quarter, largely related to delays in project shipments.

First Quarter Sales Trends

Commenting on first quarter sales trends, Robert Eck, President and CEO, stated, “After the expected slow start in both cabling businesses in the first two months of the quarter, sales and bookings improved nicely in the month of March, resulting in our ninth consecutive quarter of growth across the business. While our year-on-year growth rate slowed slightly for the full quarter due to a strong comparative period in the first quarter of 2011, combined with weaker project billings and unfavorable currency and copper effects, our momentum exiting the quarter was very solid.”

“Our strategic growth initiatives combined with strong day-to-day execution continue to drive our success in each of our end markets around the world. As expected, these efforts have once again helped bolster our sales performance in Emerging Markets, which delivered the highest year-on-year organic sales growth rate among our geographic reporting segments at 7 percent,” continued Eck. “Within our end markets, the OEM Supply business delivered the highest sales growth rate with 12 percent improvement year-on-year. Despite a slowdown in billings due to project delays in both cabling businesses, Electrical Wire & Cable and Enterprise Cabling delivered 6 percent and 3 percent organic sales growth, respectively.”

First Quarter Operating Results

“Despite a smaller revenue increase than prior quarters, our continued focus on cost management helped deliver strong operating leverage,” commented Eck. “We delivered another quarter of positive sales growth in every region including Europe, which is worth noting given the very weak economic environment in that region. In addition, first quarter operating expenses of $262.5 million were 17.2 percent of sales compared to 17.8 percent in the prior year quarter. Excluding the impact of the restructuring charge in the prior year quarter and the negative $2.3 million impact of exchange rates, year-on-year operating expenses increased by only $8.9 million or 3.5 percent, on a 5.4 percent organic increase in sales, further demonstrating the leverage in our operating structure even in a lower growth quarter. Expense increases were primarily driven by higher benefit costs.”

Company-wide operating margin improved to 5.7 percent from 5.3 percent in the year ago quarter, or 5.6 percent excluding the prior year European restructuring charge of $5.3 million. This performance resulted in an incremental operating profit leverage of 7 percent on the increased year-on-year sales for the quarter, excluding the prior year restructuring charge. Sequentially, operating margin decreased by 40 basis points primarily due to the seasonality of the Emerging Markets segment.

North America operating margin of 7.1 percent in the current quarter compares to 6.8 percent in the prior year quarter. The 30 basis point improvement was driven primarily by operating expense leverage resulting in 13 percent incremental operating profit leverage. Sequentially, operating margin was 10 basis points higher in the current quarter.

Europe operating margin of 1.3 percent in the current quarter reflected a 130 basis point improvement over the prior year quarter. However, this was down 50 basis points excluding the prior year first quarter restructuring charge. The impact of the weak economy on our cabling businesses could not be offset by strong growth in the OEM Supply end market. Sequentially, operating margin was 60 basis points lower on relatively flat sales.

Emerging Markets operating margin of 4.5 percent in the current quarter compares to 4.6 percent in the prior year quarter. Sequentially, operating margin declined by 300 basis points driven by the normal seasonal decline in revenue combined with strategic investments in the segment.

Cash Flow and Leverage

“Due to a change in working capital requirements compared to the prior year and normal seasonality of our business, along with delays in project shipments, we once again consumed cash in the first quarter,” commented Ted Dosch, Executive Vice President-Finance. “Going forward, our continued strong balance sheet and expected positive cash flows for the full year 2012, provides us the flexibility to support continued growth in the business while enabling us to pursue strategic acquisitions as they arise.”

Key capital structure and credit-related statistics for the first quarter include:

•	Quarter-end debt-to-total capital ratio of 44.0 percent compared to 44.7 percent at the end of 2011

•	First quarter weighted average cost of borrowed capital of 5.5 percent compared to 5.2 percent in the year ago quarter

•	63 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$301 million of availability under bank revolving lines of credit at the end of the first quarter

•	$219 million of outstanding borrowings under the $275 million accounts receivable securitization facility at quarter end

Business Outlook

Eck concluded, “Our outlook for 2012 remains positive, as expected sales growth should position us well to further leverage our global supply chain platform. While both the U.S. and global market growth rates are difficult to predict in the current economic climate, we believe that our strategic growth initiatives position us well to achieve continued year-on-year sales growth and operating leverage, while also expanding our leadership position within the industry. We expect our future growth to be fueled by adding new products and technologies to our portfolio; developing an end market presence in Electrical Wire & Cable and OEM Supply in countries where our current presence is large but limited primarily to the Enterprise Cabling and Security Solutions end market; and selectively expanding our geographic presence.”

First Quarter Earnings Call

Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, April 24, 2012. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 225 warehouses with 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at

www.anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	March 30, 2012	April 1, 2011
Net sales	$1,522.7	$1,470.8
Cost of goods sold	1,173.5	1,132.1

Gross profit	349.2	338.7
Operating expenses	262.5	261.2

Operating income	86.7	77.5
Interest expense	(12.1)	(12.8)
Other, net	(3.1)	0.7

Income from continuing operations before taxes	71.5	65.4
Income tax expense	15.9	24.5

Net income from continuing operations	55.6	40.9
(Loss) income from discontinued operations, net of tax	(0.3)	3.4

Net income	$55.3	$44.3

Net income per share:
Basic:
Continuing operations	$1.67	$1.19
Discontinued operations	$(0.01)	$0.10

Net income	$1.66	$1.29

Diluted:
Continuing operations	$1.62	$1.13
Discontinued operations	$(0.01)	$0.10

Net income	$1.61	$1.23

Average shares outstanding:
Basic	33.3	34.5
Diluted	34.3	36.1

Geographic Segments
Net sales:
North America	$1,069.1	$1,028.7
Europe	287.6	285.6
Asia Pacific and Latin America	166.0	156.5

	$1,522.7	$1,470.8

Operating income (loss):
North America	$75.6	$70.4
Europe	3.6	(0.1)
Asia Pacific and Latin America	7.5	7.2

	$86.7	$77.5

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(In millions)	March 30, 2012	December 30, 2011
Assets

Cash and cash equivalents	$71.9	$106.1
Accounts receivable, net	1,194.5	1,151.0
Inventories	1,054.7	1,070.7
Deferred income taxes	37.5	37.7
Other current assets	33.4	37.4

Total current assets	2,392.0	2,402.9

Property and equipment, net	93.5	88.3
Goodwill	352.8	351.7
Other assets	201.7	191.1

Total assets	$3,040.0	$3,034.0

Liabilities and Stockholders’ Equity

Accounts payable	$644.9	$706.5
Accrued expenses	259.2	317.4
Short-term debt	0.9	3.0

Total current liabilities	905.0	1,026.9

1.0% convertible senior notes	284.7	280.3
Accounts receivable securitization facility	219.0	175.0
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	117.4	120.4
10.0% senior notes	31.2	31.1
Other liabilities	197.2	199.1

Total liabilities	1,954.5	2,032.8

Stockholders’ equity	1,085.5	1,001.2

	$3,040.0	$3,034.0

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.

Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

In August 2011, the Company sold its Aerospace Hardware business (“Aerospace”). As a result of the divestiture, results of the business are reflected in “Discontinued Operations” and all prior periods have been revised to reflect this classification.

	First Quarter 2012 Sales Growth Trends
	First Quarter 2012 (as reported)	Adjustments for:		First Quarter 2012 (as adjusted)
		Foreign Exchange Impact	Copper Impact		First Quarter 2011	Organic Growth

	(in millions)
North America
Enterprise Cabling and Security	$560.0	$1.2	$—	$561.2	$537.3	4.5%
Wire & Cable	393.1	2.1	13.1	408.3	387.8	5.3%
OEM Supply	116.0	—	—	116.0	103.6	12.0%

Total North America	$1,069.1	$3.3	$13.1	$1,085.5	$1,028.7	5.5%

Europe
Enterprise Cabling and Security	$88.1	$2.2	$—	$90.3	$92.0	-1.9%
Wire & Cable	73.0	1.4	1.5	75.9	74.3	2.1%
OEM Supply	126.5	3.5	—	130.0	119.3	9.0%

Total Europe	$287.6	$7.1	$1.5	$296.2	$285.6	3.7%

Emerging Markets
Enterprise Cabling and Security	$131.1	$0.5	$—	$131.6	$130.9	0.6%
Wire & Cable	18.3	0.3	—	18.6	12.2	52.3%
OEM Supply	16.6	1.0	—	17.6	13.4	30.8%

Total Emerging Markets	$166.0	$1.8	$—	$167.8	$156.5	7.2%

Anixter International
Enterprise Cabling and Security	$779.2	$3.9	$—	$783.1	$760.2	3.0%
Wire & Cable	484.4	3.8	14.6	502.8	474.3	6.0%
OEM Supply	259.1	4.5	—	263.6	236.3	11.5%

Total Anixter International	$1,522.7	$12.2	$14.6	$1,549.5	$1,470.8	5.4%